Exhibit 10.14

Journal Communications, Inc.

Summary of Non-Employee Director Compensation

Effective Date: April 28, 2005

Cash Compensation
Annual Retainer Fee	$30,000
Meeting Fees:
(Per Meeting)	$1,500
(Teleconference Meeting)	$750

Committee Retainers
Compensation Committee Chair	$7,500
Human Resources Committee Chair	$5,000
Lead Director/Nominating and Corporate Governance Committee Chair	$10,000
Audit Committee Chair	$7,500

Equity Compensation
Annual Share Grant (at Annual Meeting of Shareholders)	3,000 shares	(1)

(1)	Full value unrestricted grant of Class B-2 Common Stock of Journal Communications, Inc.